Exhibit 99.3

Texas Pacific Land Trust Enters into Settlement Agreement with Investor Group

Investor Group to Join TPL’s Conversion Exploration Committee

Parties Agreed to Dismiss Pending Litigation in Federal District Court in Dallas

Third Trustee Seat to Remain Vacant Until Committee’s Work Concludes

DALLAS, TX (July 31, 2019) – Texas Pacific Land Trust (NYSE: TPL) (the “Trust” or “TPL”) today announced that it has entered into a settlement agreement (the “Settlement Agreement”) with the investor group led by Horizon Kinetics LLC, SoftVest, L.P., and ART-FGT Family Partners (the “Investor Group”) with respect to the previous proxy contest and the pending litigation between the parties in the U.S. District Court for the Northern District of Texas in Dallas.

Pursuant to the Settlement Agreement, three additional members will join TPL’s Conversion Exploration Committee: Murray Stahl, Chairman of Horizon Kinetics; Eric L. Oliver, Founder and President of SoftVest Advisors; and Craig Hodges, Chief Executive Officer of Hodges Capital. They will join the existing four members of the Committee: John R. Norris III and David E. Barry, the incumbent Trustees of TPL; Four-Star General Donald G. Cook, USAF (Retired); and Dana McGinnis, Founder and Chief Investment Officer of Mission Advisors.

The Committee, which has been charged to make a recommendation as to whether the Trust should be converted into a C-corporation and regarding appropriate governance changes, has been meeting since June on a regular basis and will complete its work by December 31, 2019, unless the Committee decides otherwise. The Committee will be chaired by the incumbent Trustees of TPL.

In connection with the Settlement Agreement, the parties have dismissed their litigation in the U.S. District Court for the Northern District of Texas in Dallas. The parties have further agreed that TPL’s third trustee position will remain vacant at least until the Committee has completed its work.

“We are pleased to have come to an amicable resolution,” said Trustee John Norris. “It is now time for all of us to come together, put aside our differences, and determine the best way forward for the Trust and all of its shareholders.”

Pursuant to the Settlement Agreement, the Trust and the Investor Group have also agreed to certain other terms. To reflect the terms of the Settlement Agreement, the Trust adopted an amended and restated charter for the Committee (the “Amended Charter”). The complete Settlement Agreement and Amended Charter will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Sidley Austin LLP is serving as legal advisor to the Trust. Gibson Dunn & Crutcher LLP is serving as legal advisor to the Investor Group.

About Texas Pacific Land Trust

Texas Pacific Land Trust is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. The Trust was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific Land Trust’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner.